UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 10, 2008


                                West Marine, Inc.

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             (Exact name of registrant as specified in its charter)


     Delaware                       0-22512                    77-0355502
 -----------------              ---------------            ------------------
 (State or other                 (Commission               (I.R.S. Employer
  jurisdiction of                File Number)               Identification No.)
  incorporation)


                               500 Westridge Drive
                          Watsonville, California 95076

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          (Address of Principal Executive Offices, Including Zip Code)


                                 (831) 728-2700

                             -----------------------

              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On July 10, 2008, West Marine, Inc. announced its net sales for the 13-week period (second quarter) ended June 28, 2008 and for the 26-week period ended June 28, 2008. A copy of this press release is attached hereto as Exhibit 99.1.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, except if West Marine specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.        Financial Statements and Exhibits.

                  (a) Not Applicable.

                  (b) Not Applicable.

                  (c) Not Applicable.

                  (d) Exhibit:

                      99.1 Press Release dated July 10, 2008 (furnished pursuant to Item 2.02).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    WEST MARINE, INC.



Date:  July 10, 2008                By: /s/ Thomas R. Moran
                                        -----------------------------------
                                        Thomas R. Moran
                                        Senior Vice President and
                                        Chief Financial Officer

                                                                    Exhibit 99.1


[West Marine Logo]
Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229


                  WEST MARINE REPORTS SECOND QUARTER 2008 SALES


WATSONVILLE, CA, July 10, 2008 - West Marine, Inc. (Nasdaq: WMAR) today reported net sales for the thirteen weeks ended June 28, 2008 of $226.7 million, a decrease of $20.4 million, or 8.3%, from net sales of $247.1 million for the same period a year ago, primarily due to a $16.4 million decrease in comparable store sales. Comparable store sales for the second quarter decreased 7.8%.

Net sales for the twenty-six weeks ended June 28, 2008 were $339.9 million, a decrease of $32.9 million, or 8.8%, from net sales of $372.9 million for the same period a year ago, primarily due to a $25.8 million sales decrease in comparable store sales and a $7.0 million sales decrease attributable to stores that were closed in 2007. Comparable store sales for twenty-six weeks ended June 28, 2008 do not include net sales of $9.2 million from new stores and $3.7 million from remodeled or expanded stores. Comparable store sales for the twenty-six weeks ended June 28, 2008 decreased 8.4%.

Net sales attributable to our Stores segment for second quarter of 2008 were $198.6 million, a decrease of $20.1 million, or 9.2%, compared to same period last year. The sales decrease primarily was due to a $16.4 million decrease in comparable store sales and $4.1 million of prior-year sales at closed stores. Port Supply (wholesale) segment sales through the distribution centers for the second quarter of 2008 were $12.8 million, a decrease of $0.6 million, or 4.1%, compared to the same period last year. Port Supply sales to wholesale customers through our retail store locations are included in the Stores segment. Net sales in the Direct Sales segment for the second quarter of 2008 were $14.3 million, a decrease of $0.8 million, or 5.1%, compared to same period last year.

Geoff Eisenberg, Chief Executive Officer of West Marine, said, "Sales results during the second quarter were below our expectations. Now that we are in the peak boating season, we continue to see softness throughout our U.S. markets. While our International business has continued to be strong, it's a relatively small part of our overall sales mix. Fuel prices and the weak economy have absolutely affected boat usage, which in turn negatively impacts traffic to our Stores and website. We will discuss our plans for successfully navigating through this challenging environment in our second quarter earnings conference call and webcast scheduled for 8:30 AM Pacific Daylight Time on July 24, 2008."

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 369 stores located in 38 states, Puerto Rico, Canada and a franchised store located in Turkey. Our catalog and Internet channels offer customers approximately 80,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).